Salarius Pharmaceuticals Reports Business Highlights and Second Quarter 2020 Financial Results

Company Closes $6.2M Public Offering and Expands Clinical Program to Include Ewing-Related Sarcomas

Conference Call and Live Audio Webcast Scheduled for Today, August 12, 2020, at 4:30 p.m. ET

HOUSTON, August 12, 2020 (GLOBE NEWSWIRE) – Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX), a clinical-stage biotechnology company targeting cancers caused by dysregulated gene expression, today reported its corporate and financial results for the second quarter ended June 30, 2020.

Financial Highlights:

•$6.2 million gross proceeds in underwritten public offering closed August 3, 2020
•Three-month period ended June 30, 2020 net loss per common share – basic and diluted - of $0.13, compared to $0.30 for the same period ended June 30, 2019
•Total cash and cash equivalents of $7.2 million as of June 30, 2020
•Up to $9.10 million remains available under the Cancer Prevention and Research Institute of Texas (CPRIT) Contract, subject to meeting certain requirements or approvals

Recent Business and Corporate Highlights:

•Ewing sarcoma clinical trial expanded to include Ewing-related sarcomas supported by clinical observations including observation of seclidemstat activity in a patient with refractory Ewing sarcoma
•Ewing sarcoma phase 1/2 clinical trial and advanced solid tumor (AST) phase 1/2 clinical trial continue to enroll patients during COVID-19
•Salarius presented seclidemstat data to Pediatric Oncology Subcommittee of the FDA’s Oncologic Drugs Advisory Committee (ODAC)
•European Patent Office (EPO) issued Patent EP2744330 for seclidemstat

“The second quarter of 2020 and recent weeks have proven to be a period of substantial progress for Salarius, highlighted by several events that we believe affirm the company’s growth strategy and demonstrate the value of seclidemstat as a potential treatment for Ewing sarcoma and other cancers,” said David Arthur, President and CEO of Salarius. “These highlights included a new EU patent for seclidemstat, our data presentation at ODAC and the ongoing progress of our clinical trials in advanced solid tumors and Ewing sarcoma; the latter of which is now being expanded to include Ewing-related sarcomas where seclidemstat has potential to demonstrate activity.”

Mr. Arthur concluded, “Patient enrollment in our clinical trials for seclidemstat in Ewing sarcoma and advanced solid tumors continue and we expect to reach important development milestones this year and in 2021. These milestones support our ultimate goal to maximize the potential of seclidemstat and bring hope to patients and their families fighting rare, pediatric and other cancers. To that end, we believe Salarius remains well-capitalized including up to $9.1 million in non-dilutive funding that remains available from the CPRIT award.”

Three-Month Financial Results:
For the three-month period ended June 30, 2020, Salarius’ reported net loss was $1.8 million, or $0.13 per basic and diluted share, compared to a net loss of $0.9 million, or $0.30 per basic and diluted share for the same period in 2019. The loss before other income for the three-month period ended June 30, 2020 increased by $1.0 million compared to the loss before other income for the same time span last year, which was primarily due to an increase of $0.6 million in research and development expenses resulting from increased clinical trial expenses and drug manufacturing costs. Salarius also reported a net increase of $0.7 million in general and administrative costs resulting from Salarius’ transformation into a public company and increased personnel expenses during the current quarter.

As of June 30, 2020, total cash, cash equivalents and restricted cash were $7.2 million, compared to $3.7 million at year-end 2019. Increases in cash balances result from the Company’s public offering of stock in the first quarter 2020.

$6.2 Million Underwritten Public Offering
On August 3, 2020, Salarius completed an underwritten public offering with total gross proceeds of approximately $6.2 million, prior to deducting underwriting discounts and commissions and offering expenses payable by Salarius. Salarius intends to use the net proceeds from the offering to fund the expansion of the Ewing sarcoma clinical trial and ongoing company operations.

Ewing Sarcoma Clinical Trial Expanded
On July 29, 2020, Salarius announced the expansion of its ongoing Phase 1/2 clinical trial of seclidemstat in Ewing sarcoma to include additional select sarcomas that share a similar biology to Ewing sarcoma, also known as Ewing-related sarcomas. Sarcomas of interest include myxoid liposarcoma, desmoplastic round cell tumors and other sarcomas that harbor similar FET family gene rearrangements to Ewing sarcoma, i.e. Ewing-related sarcomas.

These Ewing-related sarcomas were chosen based on their underlying biology as well as preclinical data and early clinical observations involving seclidemstat that suggest the drug may demonstrate activity and may have applicability in several sarcomas that share key characteristics of Ewing sarcoma.

The planned amendment to the ongoing trial will allow up to 30 patients with Ewing-related sarcomas to enroll in the trial’s upcoming dose-expansion phase, which is in addition to the 20 Ewing sarcoma patients also planned to be treated in the dose-expansion phase.

Conference Call Information:
Salarius Pharmaceuticals will host a conference call and live audio webcast on Wednesday, August 12, 2020, at 4:30 p.m. ET, to discuss its corporate and financial results for the second quarter 2020. Interested participants and investors may access the conference call by dialing either:

•(833) 423-0481 (U.S.)
•(918) 922-2375 (international)
•Conference ID:9367616

An audio webcast will be accessible via the Investors Events and Presentations section of the Company’s website http://investors.salariuspharma.com/. An archive of the webcast will remain available for 90 days beginning at approximately 5:30 p.m. ET, on August 12, 2020.

About Salarius Pharmaceuticals
Salarius Pharmaceuticals, Inc. is a clinical-stage oncology company targeting cancers caused by dysregulated gene expression and is developing treatments for patients that need them the most. Epigenetics refers to the regulatory system that affects gene expression. Salarius’ lead candidate, seclidemstat, is currently in a Phase 1/2 clinical trial for relapsed/refractory Ewing sarcoma, for which it has received Fast Track Designation, Orphan Drug Designation and Rare Pediatric Disease Designation from the U.S. Food and Drug Administration. Salarius is also developing seclidemstat for several cancers with high unmet medical need, with a second Phase 1/2 clinical study in advanced solid tumors, including prostate, breast, and ovarian cancers. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing sarcoma clinical program and is also the recipient of an $18.7 million Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). For more information, please visit salariuspharma.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These forward-looking statements may be identified by terms such as “anticipate,” “potential,” “progress,” “design,” “estimate,” “continue,” “will,” “aim,” “can,” “believe,” “plan,” “allow,” “expect,” “intend,” “goal,” “provide,” “able to,” “position,” “project,” “developing,” and similar terms or expressions or the negative thereof. Examples of such statements include, but are not limited to, statements relating to the following: the company’s growth strategy; the value of seclidemstat as a potential treatment for Ewing sarcoma and other cancers; the status and anticipated progress and milestones of the company’s clinical trials in advanced solid tumors and Ewing sarcoma; the expansion of the company’s clinical trials to include Ewing-related sarcomas; the company’s belief as to being well-capitalized, including up to $9.1 million in non-dilutive funding that remains available from the CPRIT award; the anticipated use of proceeds from the company’s recent public offering to fund the expansion of the Ewing sarcoma clinical trial and ongoing company operations; Salarius’ goal to maximize the potential of seclidemstat; and Salarius’ developing seclidemstat for several cancers with high unmet medical need. Salarius may not actually achieve the plans, carry out the intentions or meet the expectations or objectives disclosed in the forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and performance to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the sufficiency of the company’s capital resources; the ability of, and need for, the company to raise additional capital to meet the company’s business operational needs and to achieve its business objectives and strategy; the company’s ability to project future capital needs and cash utilization and timing and accuracy thereof; the ability of the company to access the remaining funding available under the CPRIT grant; future clinical trial results and impact of results on the company; that the results of studies and clinical trials may not be predictive of future clinical trial results; the sufficiency of Salarius’ intellectual property protection; risks related to the drug development and the regulatory approval process; the competitive landscape and other industry-related risks; market conditions and regulatory or contractual restrictions which may impact the ability of Salarius to raise additional capital; the possibility of unexpected expenses or other uses of Salarius’ cash resources; risks related to the COVID-19 outbreak; and other risks described in Salarius’ filings with the Securities and Exchange Commission, including those discussed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2020 and in the company’s annual report on Form 10-K for the year ended December 31, 2019. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Salarius disclaims any intent or obligation to update these forward- looking statements to reflect events or circumstances that exist after the date on which they were made.

Contact
Investor Relations
Tiberend Strategic Advisors, Inc.
Maureen McEnroe, CFA/Miriam Miller
(212) 375-2664 / 2694
mmcenroe@tiberend.com
mmiller@tiberend.com

Media Relations
Tiberend Strategic Advisors, Inc.
Johanna Bennett
(212) 375-2686
jbennett@tiberend.com

SALARIUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$7,222,798	$3,738,900
Grants receivable from CPRIT	1,834,439	—
Prepaid expenses and other current assets	339,883	955,899
Total current assets	9,397,120	4,694,799
Property and equipment, net	18,762	25,016
Goodwill	8,865,909	8,865,909
Other assets	279,768	308,674
Total assets	$18,561,559	$13,894,398
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,150,106	$1,790,966
Accrued expenses and other current liabilities	459,152	160,783
Note payable	—	502,332
Deferred revenue	—	541,701
Warrant liability	97,327	317,762
Total liabilities	1,706,585	3,313,544

Commitments and contingencies (Note 6)

Stockholders' equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,641,326 and 4,519,533 shares issued at June 30, 2020 and December 31, 2019, and 14,638,008 and 4,511,174 shares outstanding at June 30, 2020 and December 31, 2019, respectively	1,463	451
Additional paid-in capital	32,798,285	22,657,103
Accumulated deficit	(15,944,774)	(12,076,700)
Total stockholders' equity	16,854,974	10,580,854
Total liabilities and stockholders' equity	$18,561,559	$13,894,398

SALARIUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019
Revenue:
Grant revenue	$1,243,310	$895,778
Operating expenses:
Research and development	1,443,322	840,144
General and administrative	1,700,942	967,736
Total operating expenses	3,144,264	1,807,880
Loss before other income (expense)	(1,900,954)	(912,102)
Change in fair value of warrant liability	(62,635)	—
Government grants and other income	179,027	—
Interest income, net	304	8,457
Net loss	$(1,784,258)	$(903,645)

Loss per common share — basic and diluted	$(0.13)	$(0.30)
Weighted-average number of common shares outstanding — basic and diluted	13,951,283	3,015,807